Exhibit 10.2
The Hain Celestial Group, Inc.
Performance Share Unit Agreement
This Performance Share Unit Agreement (this “Agreement”) is dated as of January 1, 2023 (the “Grant Date”) and sets forth the terms of an award of performance share units (“Performance Share Units” or “PSUs”) by The Hain Celestial Group, Inc., a Delaware corporation (the “Company”), to Wendy Davidson (the “Participant”).
WHEREAS, the Company has adopted The Hain Celestial Group, Inc. 2022 Long Term Incentive and Stock Award Plan (the “Plan”), the provisions of which are incorporated herein by reference; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or its delegate has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Share Units provided for herein, with the award to constitute an Award of Performance Units under the Plan.
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan. The following terms have the following definitions:
•“Cause” has the meaning set forth in the Offer Letter.
•“Change in Control” has the meaning set forth in the Change in Control Agreement between the Company and the Participant or if none, the employment agreement between the Company and the Participant, in each case, then in effect, or if the Participant is not party to any such agreement or such term is not defined in any such agreement then “Change in Control” shall have the meaning set forth in the Plan.
•“Disability” shall mean the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.
•“Good Reason” has the meaning set forth in the Offer Letter.
•“Offer Letter” shall mean the offer letter between the Company and the Participant, dated as of November 22, 2022.
1.2    Construction. References herein to the Participant’s employment or employment arrangements with the Company shall be deemed to refer to employment with the Company or any of its Subsidiaries or Affiliates. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
2.ADMINISTRATION.
In accordance with Section 3 of the Plan, all questions of interpretation concerning this Agreement shall be determined by the Compensation Committee. All determinations by the Compensation Committee made reasonably and in good faith shall be final and binding upon all persons having an interest in this Award.

3.THE AWARD.
3.1    Grant of Performance Share Units. On the Grant Date, the Participant has been granted a right, evidenced by the number of Performance Share Units set forth in Section 4, to receive Shares based on the terms and conditions set forth in this Agreement, which will be earned and vested (or not) as set forth in Section 4. Each Performance Share Unit represents a contingent right to receive one (1) Share on the Vesting Date (as defined below).
3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the PSUs or Shares issued upon settlement of the PSUs, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the Shares issued upon settlement of the PSUs.
4.VESTING OF PERFORMANCE SHARE UNITS.
4.1    Performance Based Vesting. The target number of PSUs that may be earned by the Participant is 35,746 PSUs (the “Target Number of PSUs”). Subject to the time-based vesting requirements set forth in Section 4.3, the number of PSUs that will be conditionally earned based on Company performance shall be based upon the Company’s Total Shareholder Return percentile rank versus the S&P Food & Beverage Select Industry Index over the Performance Period (each as defined below), as follows:

Percentile Rank of the Company’s Total Shareholder Return Versus the S&P Food & Beverage Select Industry Index Over the Performance Period	PSUs Earned Based on Company Performance (% of Target Number of PSUs)
Below 30th Percentile	0% of Target Number of PSUs
30th Percentile	50% of Target Number of PSUs
51st Percentile	100% of Target Number of PSUs
75th Percentile or Greater	200% of Target Number of PSUs
Percentile rank will be determined using the formula Percentile rank = r / (n-1), where “r” is the number of companies with a Total Shareholder Return lower than the Company, and “n” is the total number of companies in the S&P Food & Beverage Select Industry Index (including the Company).
Straight-line interpolation shall apply between performance levels, rounded to the nearest whole number of PSUs using normal rounding. By way of example only, a percentile rank of the 45th percentile would result in 85.71% of the Target Number of PSUs being earned, and a percentile rank of the 55th percentile would result in 116.67% of the Target Number of PSUs being earned.
For the avoidance of doubt, no PSUs will be earned if the Company’s Total Shareholder Return percentile rank versus the S&P Food & Beverage Select Industry Index over the Performance Period is below the 30th percentile, and the maximum number of PSUs that may be earned is 200% of the Target Number of PSUs.

In addition to the performance vesting requirements described in this Section 4.1, the PSUs shall be subject to the time-based vesting requirements set forth in Section 4.3 below.
4.2    Determination of Total Shareholder Return. The following definitions and parameters shall govern the application of Section 4.1 and the determination of a company’s Total Shareholder Return:
•“Date of Determination” means the earlier of (A) September 6, 2025; (B) the date the Participant’s employment is terminated by reason of death or Disability; or (C) the effective date of a Change in Control.
•“Ending Average Share Price” means the average of the daily closing prices per share of a company’s stock for the 20 trading days ending on and including the applicable Date of Determination, except that in the event of a Change in Control, the Company’s Ending Average Share Price will be equal to the value of the consideration paid or exchanged for a Share pursuant to the terms of the Change in Control. For avoidance of doubt, in the event of a Change in Control, the Company’s Ending Average Share Price will not be based on the average of the daily closing prices on the 20 trading days ending on the Date of Determination as described above.
•“Initial Share Price” means the closing price of a share of a company’s stock on September 6, 2022.
•“Performance Period” means the period beginning on September 7, 2022 and ending on the Date of Determination.
•“S&P Food & Beverage Select Industry Index” means the companies constituting the S&P Food & Beverage Select Industry Index as of the beginning of the Performance Period, which companies are listed in Annex A. Any component company of the S&P Food & Beverage Select Industry Index that is acquired or taken private at any time during the Performance Period will be eliminated from the S&P Food & Beverage Select Industry Index for the entire Performance Period. Any component company of the S&P Food & Beverage Select Industry Index that is liquidated or no longer publicly traded due to filing for bankruptcy protection at any time during the Performance Period will be ranked at the bottom for purposes of determining percentile rank. There will be no adjustments to account for any other changes to the S&P Food & Beverage Select Industry Index during the Performance Period.
•“Total Shareholder Return” means a company’s total shareholder return during the Performance Period, which will be calculated as (i) the Ending Average Share Price minus the Initial Share Price plus reinvested dividends, divided by (ii) the Initial Share Price. No adjustments to Total Shareholder Return shall be made for stock issuances or stock buybacks during the Performance Period.
The Compensation Committee shall have the right to make all determinations required by Section 4.1 and this Section 4.2 in its sole discretion.
4.3    Time-Based Vesting. Any PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on the following vesting dates (each such date a “Vesting Date”):
(a)Continuous Employment Through September 6, 2025. If the Participant remains in the continuous employment of the Company through September 6, 2025

(including on or after a Change in Control), then 100% of the PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on September 6, 2025.
(b)Death or Disability. If, prior to September 6, 2025, the Participant’s employment with the Company is terminated by reason of death or Disability (including on or after a Change in Control), then a portion of the PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on the date of such death or Disability, with the number of PSUs that become vested and earned prorated based on the number of days the Participant spent on the active payroll during the Performance Period divided by the total number of days in the Performance Period assuming the Performance Period were to end on September 6, 2025.
(c)Qualifying Termination On or After Change in Control. If, prior to September 6, 2025 and on or after a Change in Control, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason (each of which shall be a “Change in Control Qualifying Termination”), then 100% of the PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on the date of the Change in Control Qualifying Termination.
(d)For the avoidance of doubt, if the Participant’s employment is terminated prior to September 6, 2025 for any reason other than the Participant’s death or Disability or a Change in Control Qualifying Termination, then the PSUs shall be immediately forfeited and cancelled without consideration.
5.DIVIDENDS CREDITED ON THE PERFORMANCE SHARE UNITS.
5.1    The PSUs will earn dividend equivalents in the form of additional PSUs. Specifically, as of each dividend payment date for Company common stock during the period beginning on the Grant Date and ending on the Vesting Date, the Participant’s account will be credited with additional PSUs (“Dividend Equivalent PSUs”) equal in number, at 100% of target, to the number of Shares that could be bought with the cash dividends that would be paid on the PSUs if each of the Target Number of PSUs was a Share, rounded to a whole number of Dividend Equivalent PSUs using normal rounding.
5.2    The number of Shares that could be bought with the cash dividends will be calculated based on the Fair Market Value (as defined below) of Company common stock on the applicable dividend payment date. For purposes of this Agreement, “Fair Market Value” means the average of the high and the low per Share trading prices for Company common stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.
5.3    Dividend Equivalent PSUs will vest at the same time and in the same manner as the PSUs with which they are associated, with the number of PSUs that may become vested and earned with respect to the Dividend Equivalent PSUs ranging from 0% to 200% of the number of Dividend Equivalent PSUs.
6.SETTLEMENT OF THE AWARD; FORFEITURE AND CLAWBACK; CERTAIN CORPORATE POLICIES.
6.1    Issuance of Shares. Subject to the provisions of Section 6.3 and Section 7, promptly following the Vesting Date, the Company shall issue to the Participant in settlement of the PSUs, the number of Shares equal to one (1) Share for each PSU that is vested and earned pursuant to Section 4.1 and 4.3, and all PSUs will terminate and cease to be outstanding upon such issuance of Shares. The Participant understands and agrees that the administration of the issuance of Shares may take up to 15 days following the Vesting Date.
6.2    Mechanics of Issuance of Shares. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice (including any broker that administers the Company’s equity award plans) any or all Shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
6.3    Securities Laws and Other Laws. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law, including securities laws and regulations.
6.4    Forfeiture and Clawback. In the event the Participant breaches the Confidentiality, Non-Interference, and Invention Assignment Agreement between the Participant and the Company, dated as of November 22, 2022, then the Company shall have the right to (a) deem all PSUs which have not vested to be canceled and rescinded, and forfeited by the Participant, and (b) require the Participant to return to the Company any Shares issued to the Participant upon settlement of the PSUs during the two (2) years prior to such breach and pay to the Company any proceeds realized as a result of the Participant’s sale of Shares issued to the Participant upon settlement of the PSUs during the two (2) years prior to such breach, in each case within thirty (30) days following the Company’s request for such return or payment.
6.5    Certain Corporate Policies Applicable to Executive Officers and Executive Vice Presidents. If the Participant is an Executive Officer of the Company, the Participant (1) acknowledges that that the Participant has received, read and understands The Hain Celestial Group, Inc. Compensation Recoupment Policy (the “Clawback Policy”), which applies to Incentive Compensation (as defined in the Clawback Policy), and (2) agrees that any applicable award agreement, including this Agreement, or other document setting forth the terms and conditions of any Incentive Compensation (as defined in the Clawback Policy) shall be deemed to include the restrictions imposed by the Clawback Policy and incorporate it by reference and, in the event of any inconsistency, the terms of the Clawback Policy will govern. If the Participant is an Executive Officer or other Executive Vice President of the Company, the Participant (1) acknowledges that that the Participant has received, read and understands The Hain Celestial Group, Inc. Executive Stock Ownership Guidelines (the “Ownership Guidelines”), and (2) agrees that the Ownership Guidelines apply to the Participant.
7.TAX IMPLICATIONS.
7.1    In General. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company (or its Affiliate or Subsidiary), if any, which arise in connection with this Award, the vesting of PSUs or the issuance of Shares in settlement thereof (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s (or its Affiliate’s or Subsidiary’s) actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s responsibility and liability.
7.2    Withholding in Shares. The Company may satisfy all or any portion of tax withholding obligations by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable maximum statutory withholding rates.
8.ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.
The Compensation Committee may make adjustments in accordance with Section 4(e) of the Plan.
9.NO RIGHTS AS A STOCKHOLDER OR EMPLOYEE.
The Participant shall have no rights as a stockholder with respect to any PSUs until the date of the issuance of the Shares in settlement thereof. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Sections 5 and 8. The Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company or any Subsidiary or interfere in any way with any right of such entities to terminate the Participant’s employment at any time.
10.MISCELLANEOUS PROVISIONS.
10.1Termination or Amendment. The Board may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.
10.2Nontransferability of the Award. Prior to the issuance of Shares on settlement of the Award, neither this Award nor any PSUs subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
10.3Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
10.4Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
10.5Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, if to the Company at 1111

Marcus Avenue, Lake Success, NY 11042, Attention: General Counsel, and if to the Participant at the home address of the Participant on file with the Company.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery and Execution. The Participant acknowledges that the Participant has read Section 10.5 of this Agreement and consents to the electronic delivery of the Plan documents, as described in Section 10.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 10.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 10.5(a). Electronic acceptance of this Agreement and any annexes shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in this Agreement and any annexes.
10.6Integrated Agreement. This Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
10.7Section 409A. This Agreement and the PSUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption. Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if the Participant is a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any Shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of additional taxation on the Participant in respect of the Shares under Section 409A of the Code. Each installment of Shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).
10.8Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws provisions. The parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the Supreme Court of the State of New York, Nassau County, or in the United States District Court for the Eastern District of New York, or in any other court of competent jurisdiction in and for the State of New York, Nassau County and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum. The parties agree that, if any dispute or controversy arising from or relating to this agreement is submitted for adjudication to any court, all issues of fact shall be tried without a jury.
10.9Severability. If any term or provision of this Agreement or the application thereof to any Participant or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it will not be given effect and the remainder of this Agreement, or the application of such term or provision to Participants or circumstances other than those held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
10.10Acceptance. By accepting this Agreement, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement except as otherwise provided in this Agreement. The Participant acknowledges that there may be tax consequences upon the vesting and settlement of the PSUs or disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

Annex A
Companies Constituting the S&P Food & Beverage Select Industry Index
as of the Beginning of the Performance Period

Company Name	Exchange:Ticker
Albertsons Companies, Inc.	NYSE:ACI
Archer-Daniels-Midland Company	NYSE:ADM
B&G Foods, Inc.	NYSE:BGS
Benson Hill, Inc.	NYSE:BHIL
Beyond Meat, Inc.	NasdaqGS:BYND
BJ's Wholesale Club Holdings, Inc.	NYSE:BJ
Brown-Forman Corporation	NYSE:BF.B
Bunge Limited	NYSE:BG
Calavo Growers, Inc.	NasdaqGS:CVGW
Cal-Maine Foods, Inc.	NasdaqGS:CALM
Campbell Soup Company	NYSE:CPB
Casey's General Stores, Inc.	NasdaqGS:CASY
Celsius Holdings, Inc.	NasdaqCM:CELH
Coca-Cola Consolidated, Inc.	NasdaqGS:COKE
Conagra Brands, Inc.	NYSE:CAG
Constellation Brands, Inc.	NYSE:STZ
Costco Wholesale Corporation	NasdaqGS:COST
Darling Ingredients Inc.	NYSE:DAR
Flowers Foods, Inc.	NYSE:FLO
Fresh Del Monte Produce Inc.	NYSE:FDP
Freshpet, Inc.	NasdaqGM:FRPT
General Mills, Inc.	NYSE:GIS
Grocery Outlet Holding Corp.	NasdaqGS:GO
Hormel Foods Corporation	NYSE:HRL
Hostess Brands, Inc.	NasdaqCM:TWNK
Ingles Markets, Incorporated	NasdaqGS:IMKT.A
Ingredion Incorporated	NYSE:INGR
J&J Snack Foods Corp.	NasdaqGS:JJSF
John B. Sanfilippo & Son, Inc.	NasdaqGS:JBSS
Kellogg Company	NYSE:K
Keurig Dr Pepper Inc.	NasdaqGS:KDP
Lamb Weston Holdings, Inc.	NYSE:LW
Lancaster Colony Corporation	NasdaqGS:LANC
McCormick & Company, Incorporated	NYSE:MKC
MGP Ingredients, Inc.	NasdaqGS:MGPI

Company Name	Exchange:Ticker
Mission Produce, Inc.	NasdaqGS:AVO
Molson Coors Beverage Company	NYSE:TAP
Mondelez International, Inc.	NasdaqGS:MDLZ
Monster Beverage Corporation	NasdaqGS:MNST
National Beverage Corp.	NasdaqGS:FIZZ
PepsiCo, Inc.	NasdaqGS:PEP
Performance Food Group Company	NYSE:PFGC
Pilgrim's Pride Corporation	NasdaqGS:PPC
Post Holdings, Inc.	NYSE:POST
PriceSmart, Inc.	NasdaqGS:PSMT
Seaboard Corporation	NYSEAM:SEB
SpartanNash Company	NasdaqGS:SPTN
Sprouts Farmers Market, Inc.	NasdaqGS:SFM
Sysco Corporation	NYSE:SYY
Tattooed Chef, Inc.	NasdaqCM:TTCF
The Andersons, Inc.	NasdaqGS:ANDE
The Boston Beer Company, Inc.	NYSE:SAM
The Chefs' Warehouse, Inc.	NasdaqGS:CHEF
The Coca-Cola Company	NYSE:KO
The Duckhorn Portfolio, Inc.	NYSE:NAPA
The Hain Celestial Group, Inc.	NasdaqGS:HAIN
The Hershey Company	NYSE:HSY
The J. M. Smucker Company	NYSE:SJM
The Kraft Heinz Company	NasdaqGS:KHC
The Kroger Co.	NYSE:KR
The Simply Good Foods Company	NasdaqCM:SMPL
Tootsie Roll Industries, Inc.	NYSE:TR
TreeHouse Foods, Inc.	NYSE:THS
Tyson Foods, Inc.	NYSE:TSN
United Natural Foods, Inc.	NYSE:UNFI
US Foods Holding Corp.	NYSE:USFD
Utz Brands, Inc.	NYSE:UTZ
Walmart Inc.	NYSE:WMT
Weis Markets, Inc.	NYSE:WMK